Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2012 with respect to the consolidated financial statements and internal control over financial reporting of HeartWare International, Inc. contained in the Amendment No. 2 to the Registration Statement of HeartWare International, Inc. on Form S-4. We consent to the use of the aforementioned reports in the Amendment No. 2 to the Registration Statement of HeartWare International, Inc. on Form S-4, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

June 27, 2012